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                                                                   EXHIBIT 10.36

Mr. Kenneth A. Czaja
1141 Lund Ranch Road
Pleasanton, CA  94566

                                PROMOTION LETTER


Dear Ken:

I am pleased to inform you of the changes made to your title and compensation at a meeting of the compensation committee of the board of directors of BrightStar Information Technology Group, Inc. held on February 15, 2002.

You were promoted to Executive Vice President, CFO &Secretary of the Company and each of its subsidiaries effective March 1, 2002.

Effective May 1, 2002, your annual base salary was increased to $200,000, a semi-monthly compensation of $8,333.33. In addition, for the year 2001, you were awarded a bonus of $12,500 cash or a grant of 250,000 shares of restricted stock (immediately vested and issued outside the Incentive Plan) at your election.

Effective February 15, 2002 your current 500,000 options will be canceled in return for a grant of 250,000 shares of restricted stock valued at a fair market value of $0.05 per share, issued inside the Incentive Plan, and vesting monthly ratably over the next 2 years or upon death or disability, or on account of a change of control if your employment is terminated by BrightStar without "cause" or by you for "good reason" as those terms are defined in the applicable governing documents.

For 2002, you will be entitled to receive a discretionary performance bonus of up to 50% of your base salary, scaled based on the CEO's bonus, subject to your being entitled to a minimum bonus of $25,000, provided that EBITDA (adjusted for extraordinary and nonrecurring items as determined by the compensation committee) is at least $0.5 million.

Should your employment be terminated by BrightStar other than for cause, you will receive at least 6 months notice. In the event of a change in control or an acquisition of the corporation, and if you do not keep or obtain a similar position as you have at BrightStar, you will receive 6 months of severance pay.

BrightStar has an employee funded 401k plan with multiple investment options, which you are eligible to join as of the first day of any month. Salaried employees are provided with our standard company benefits package, which includes paid leave, medical, dental, life and AD&D insurance and also flexible spending plans for eligible medical and daycare expenses. Paid leave for you includes 10 holidays and 20 vacation days (effective May 1, 2002). Accidental death & dismemberment and life insurance benefits in the amount of 1 times your annual base salary will be provided at no charge to you. Participation in BrightStar's group medical/vision and dental benefits require an employee contribution for individual and dependent coverage. As an added benefit, you may pay for your insurance coverage with pre-tax dollars through our Section 125 Cafeteria Plan.



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Ken, you acknowledge that in the course of employment by BrightStar, you will be exposed to valuable confidential and proprietary information of BrightStar. You agree to treat all confidential information as confidential. You will take all necessary precautions against disclosure of such information to third parties during and after employment with BrightStar. You shall return all confidential information and company property to BrightStar promptly upon the termination of your employment with BrightStar.


I, Ken Czaja, accept this position at BrightStar and fully understand and accept the terms and conditions of employment as described above. All employment at BrightStar is on an "at will" basis.



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Kenneth A. Czaja          Date         Joseph A. Wagda                      Date
                                       Chairman & CEO